CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Wilmington Funds of our reports dated June 22, 2023, relating to the financial statements and financial highlights, which appear in Wilmington U.S. Government Money Market Fund, Wilmington U.S. Treasury Money Market Fund, Wilmington Broad Market Bond Fund, Wilmington Municipal Bond Fund, Wilmington New York Municipal Bond Fund, Wilmington Large-Cap Strategy Fund, Wilmington International Fund, Wilmington Real Asset Fund, Wilmington Enhanced Dividend Income Strategy Fund and Wilmington Global Alpha Equities Fund’s Annual Reports on Form N-CSR for the year ended April 30, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 28, 2023